EXHIBIT 10.37

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality requested. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                SUPPLY AGREEMENT

This Supply Agreement (the "Agreement") is made and entered into as of this 25th day of March, 2002 (the "Effective Date") by and between:

VAXGEN, INC. a corporation organized and existing under the laws of the State of
Delaware  having  its  registered   office  at  1000  Marino  Blvd.,   Brisbane,
California, USA, 94005-1841 (hereinafter referred to as "VaxGen"), and

CELLTRION, INC., a corporation organized and existing under the laws of the Republic of Korea having its registered office at Hanmi Bank Building, 13 Floor, 1127, Guwol-Dong, Namdong-Gu, Incheon City, 405-220, Korea (hereinafter referred to as "Celltrion").

(VaxGen and Celltrion are each referred to herein as a "Party" and are referred to collectively as the "Parties".)

                                   WITNESSETH:

WHEREAS, Celltrion is a company, established pursuant to a Joint Venture Agreement dated as of February 25, 2002 (the "JVA"), engaged in the business of manufacturing pharmaceutical products including, without limitation, Product, as hereinafter defined;

WHEREAS, in accordance with the terms of the JVA, during a five-year period commencing on the date of first commercial production of Product from the Facility (as hereinafter defined) VaxGen wishes to purchase from Celltrion 87 million Units of Product (as hereinafter defined) per year from Celltrion for incorporation into Vaccine (as hereinafter defined) and commercial distribution, and Celltrion wishes to supply such Units of Product to VaxGen during such five-year period, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1. Definitions. For the purposes of this Agreement the following words and phrases shall have the following meanings:

     (a) "Acceptance Criteria" shall have the meaning set forth in Section 3.2 below.

     (b) "Affiliate" means, with respect to a Party, any corporation, association, or other entity which, directly or indirectly, controls the Party or is controlled by the Party or is under common control with such Party, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity through the ownership of voting securities or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such entity.

     (c) "Allocable Overhead" shall mean costs incurred by a Party or for its account (and not reimbursed by a third party) which are attributable to its supervisory services, occupancy costs which includes the depreciation of capital construction costs, corporate bonus (to the extent not charged directly to a department), payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied, headcount, full-time equivalents or another activity-based method. "Allocable Overhead" shall not include any costs attributable to general corporate activities including, by way of example only, executive management, investor relations, business development, and legal and government affairs, costs which are not related to the production of the Product, and shall not include any costs or expenses which are reimbursed by the other Party or any third party.

     (d)  "Confidential  Information"  shall have the meaning  ascribed to it in
          Article 16 of this Agreement.

     (e) "Facility" shall mean the manufacturing facility of Celltrion located at Incheon, Korea.

     (f) "Fully Burdened Manufacturing Cost" shall mean the cost of production of a Product except for corporate tax, comprised of the sum of: (i) the manufacturing cost of goods produced as determined in accordance with United States generally accepted accounting principles as consistently applied by Celltrion including, without limitation, direct labor, material and product testing costs incurred in connection with the manufacture or quality control testing of such Product, as well as Allocable Overhead, (ii) Celltrion's allocable intellectual property licensing and acquisition costs paid to third parties which are necessary for the manufacture of such product, (iii) any general administrative expenses equitably allocated to the production of a Product, such as indirect labor costs, management cost and insurance payments, as well as related Allocable Overhead, (iv) any other costs borne by Celltrion for the transport, customs clearance or storage of Product at VaxGen's request, and (v) direct costs of training related to the operation of the Facility for the production of Product, as well as related Allocable Overhead. The Parties shall hereafter in good faith consider inclusion in this definition of the deficit accumulated with respect to the Facility during a to-be-defined "start-up and validation period", which would include costs such as those related to technology transfer, office rental fees, and direct labor, travel expenses, and training costs related to the operation, validation, and construction of the Incheon facility; and such costs would be amortized over a five year period from the start of production. In the event that the JV manufactures other products in addition to AIDSVAX, indirect costs shall be allocated to each product produced based on an equitable allocation of space occupied, headcount full-time equivalents or a similar activity-based methodology.

     (g) "Gross Profits" shall mean aggregate gross invoiced sales prices charged for a product produced at the Facility shipped to all purchasers of such product, less Celltrion's cost of sales, marketing costs, distribution costs and development costs directly related to such products, all calculated in accordance with U.S. GAAP, consistently applied. "Average Gross Profits" shall mean the Gross Profits on a batch of Product divided by the number of Units of Product in such batch.

     (h) "Launch" shall mean the date of first commercial production of Product at the Facility.

     (i) "Product" shall mean AIDSVAX in bulk active form, as more particularly described in Exhibit "A" attached hereto, manufactured in accordance with the Product Specifications.

     (j) "Product Specifications" shall mean the specifications relating to the manufacturing of the Product in bulk form reasonably established by VaxGen, as modified from time to time by agreement of Celltrion and VaxGen. "Product Specifications" shall include manufacturing and analytical procedures relating to the manufacture and testing of the Product. Product Specifications shall be consistent with U.S. cGMP regulations and the FDA-approved U.S. license for the Product.

     (k) "Release Certificate" shall mean the certificate to be issued by Celltrion upon delivery of the Product to VaxGen, in a form reasonably established by VaxGen.

     (l) "Regulatory Authority" shall mean (i) with respect to the United States, the U.S. Food and Drug Administration ("FDA"), or such other agency or instrumentality of the United State to which the responsibilities and authority of the FDA are given or delegated from time to time, (ii) with respect to the European Union, the European Medicines Evaluation Agency ("EMEA"), and (iii) with respect to each other jurisdiction, the agencies or instrumentalities of such jurisdiction having substantially the same responsibilities and authority of the FDA or EMEA.

     (m)  "Rejected Products" shall have the meaning set forth in Section 5.2.

     (n) "Storage Specifications" shall mean the specifications relating to the storage of the Product by Celltrion reasonably established by VaxGen, as amended from time to time by agreement of Celltrion and VaxGen.

     (o) "Supply Order" shall mean an order for Product placed by VaxGen hereunder.

     (p) "Unit of Product" shall mean the amount of the AIDSVAX Vaccine active ingredient equal to that contained in one human dose of Vaccine as set forth from time to time in the FDA license for the Vaccine. This definition of "Unit of Product" shall apply to the annual supply and purchase obligations of the Parties and shall be adjusted annually to reflect the FDA license specifications for one human dose current in each year.

     (q) "Vaccine" shall mean a vaccine for human use and developed by VaxGen or a licensee of VaxGen that includes Product (alone or with one or more other active ingredients or adjuvants) manufactured by Celltrion pursuant to this Agreement.

1.2 Certain Rules for Interpretation of this Agreement

     (a) The descriptive headings of Articles and Sections of the Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.

     (b) The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of the Agreement to such person or persons or circumstances as the context otherwise permits.

     (c) Whenever a provision of the Agreement requires an approval or consent by a Party to the Agreement and notification of such approval or consent is not delivered within the prescribed time limit, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent.

     (d) Whenever any payment is to be made or action to be taken under the Agreement is required to be made or taken on a day other than a business day in the jurisdiction of the relevant Party, such payment shall be made or action taken on the next business day following such day in the jurisdiction of the Party to make such payment or do such act.

ARTICLE 2 PURPOSE OF THE AGREEMENT

During the term of the Agreement, Celltrion shall sell the Product to VaxGen and VaxGen shall purchase Product from Celltrion according to the terms and conditions of the Agreement.

ARTICLE 3 SUPPLY OF PRODUCT

3.1 General. Subject to the terms and conditions of the Agreement, Celltrion shall manufacture and supply to VaxGen (for VaxGen's benefit and for the benefit of its Affiliates and designated licensees), and VaxGen (for its own benefit and for the benefit of its Affiliates and designated licensees) shall purchase from Celltrion, 87 million Units of Product each calendar year.

3.2 Manufacturing of Product. All Product supplied by Celltrion hereunder shall have been manufactured in compliance with the Product Specifications. Celltrion shall maintain the Facility in which the Product is manufactured in compliance with requirements of all applicable Regulatory Authorities including, without limitation, then-current Good Manufacturing Practices ("cGMP") established by the FDA. Product Specifications, manufacturing and testing procedures and equipment may not be modified by Celltrion without VaxGen's written approval; provided, however, that if such modification is mandated by a Regulatory Authority, Celltrion shall inform VaxGen as soon as possible and the parties shall work in good faith to affect such change in a manner that least disrupts production or distribution of the Product.

     Unless and until otherwise expressly agreed by the Parties, compliance with the Product Specifications, Storage Specifications and all applicable cGMP requirements as certified in a "Certificate of Compliance" shall be deemed to constitute the "Acceptance Criteria" for the Product.

ARTICLE 4 FORECASTS AND SUPPLY ORDERS

4.1 Forecasts. No less than 12 months preceding its expected launch of a Vaccine, VaxGen shall provide to Celltrion a non-binding forecast of the quantities of Product to be manufactured during the following two-year period. This forecast shall be updated by VaxGen on or before December 1 of each calendar year for the following two calendar years. Within 45 days after receipt of each such forecast, Celltrion shall provide to VaxGen a good faith non-binding forecast of the Fully Burdened Manufacturing Cost of the supply forecast by VaxGen.

4.2 Supply Orders. On or before December 1 of each calendar year during the term of the Agreement, the Parties shall meet to discuss pending Supply Orders and non-binding, good faith forecast modification for the following two calendar years. At least 90 days before the date upon which it desires that any shipment of Product be delivered to it, VaxGen shall place a Supply Orders in writing with respect to such shipment. Subject to Celltrion's maximum annual supply obligations set forth in Section 4.3, below, and the other terms and conditions of the Agreement, all such Supply Orders shall be binding on the Parties when received by Celltrion. Monthly shipments made to VaxGen hereunder may not exceed Celltrion's maximum monthly capacity limit, except to the extent that adequate Product inventory otherwise exists to satisfy such orders.

     Without limiting the foregoing, VaxGen shall use its best efforts to provide Celltrion with Supply Orders for the delivery of Product within the following dates:

     (i) In January of each year, VaxGen shall provide its Supply Orders for delivery of Product during the second calendar quarter of such year;

     (ii) In April of each year, VaxGen shall provide its Supply Orders for delivery of Product during the third calendar quarter of such year,

     (iii)In July of each year, VaxGen shall provide its Supply Orders for delivery of Product during the fourth calendar quarter of such year; and

     (iv) In October of each year, VaxGen shall provide its Supply Orders for delivery of Product during the first calendar quarter of the next year.

4.3 Maximum Supply and Purchase Obligations. During the period commencing on the date of first commercial production of Product from the Facility and ending on the fifth anniversary of such date (the "Initial Production Period"), Celltrion shall have no obligation to produce or supply to VaxGen more than 87 million Units of Product in any calendar year during the term of the Agreement and VaxGen has no obligation to purchase more than 87 million units of Product in any calendar year. In each case the number of Units of Product shall be pro rated for partial calendar years. No less than 24 months prior to the expiration of the Initial Production Period, the Parties shall in good faith discuss the terms and conditions on which VaxGen would be willing to contract with Celltrion to serve as the primary source of supply for Product for VaxGen's worldwide markets for the five year period following the Initial Production Period, giving due consideration to the quality and reliability of the Facility and the
     transfer   price  of  Product   available  to  VaxGen  from  other  sources
     (including, without limitation, its own production facilities). If the Parties fail to extend (with mutually agreed modifications) their respect supply and purchase obligations hereunder, the Agreement shall terminate 180 days after the last day of the Initial Production Period.

4.4 Forecasts and Supply Orders in excess of Maximum Supply Obligations. In the event that VaxGen forecasts project a need for production of more than 87 million Units of Product in any calendar year, the Parties shall meet and confer in good faith in order to discuss an increase capacity at the Facility.

4.5 Timely Manufacturing of the Product. Celltrion shall use commercially reasonable efforts to manufacture and supply VaxGen with Product in a timely manner, in accordance with the Supply Orders and the Agreement. The Parties understand that commercial production from the Facility ("Launch") is anticipated to commence on or before December 31, 2005. Notwithstanding anything in this Agreement to the contrary, in the event that: (i) Launch is delayed by more than 12 months other than by virtue of the negligence or intentional misconduct of VaxGen, (ii) having completed sufficient technology transfer and performed successful qualification runs, licensure of the Product is delayed by more than six months other than by virtue of the negligence or intentional misconduct of VaxGen, (iii) licensure of the Product having occurred, continuous commercial production of Product at the Facility is interrupted by more than 60 consecutive days or for more than 90 days in any 12 month period other than by virtue of the negligence or intentional misconduct of VaxGen, VaxGen shall have the right to commit to the production of Product at a different site and the rights and obligations of the Parties hereunder (including, without limitation, those under Sections 3.1 and 4.3) shall be equitably adjusted accordingly.

ARTICLE 5 SHIPPING, DELIVERY AND ACCEPTANCE OF THE PRODUCT

5.1 Shipping and delivery. Celltrion shall deliver Product ordered by VaxGen FOB at the Facility. VaxGen shall have an authorized person certify in writing the condition of the delivered Product promptly following receipt and shall thereafter store all received Product in accordance with the Storage Specifications. Title and risk of loss of the Product shall pass to VaxGen upon delivery from the Facility to VaxGen's designated representative.

5.2 Evaluation and Rejection. Within 60 days after receipt of each shipment of Product from Celltrion, VaxGen shall perform the agreed upon Acceptance Criteria tests to determine acceptability of such shipment and shall notify Celltrion in writing of any claim relating to any specific alleged non-conformity with the Acceptance Criteria. VaxGen may reject any Product that fails to meet the Acceptance Criteria ("Rejected Material"). In the event Celltrion does not receive any such notice within such 60-day period, the Product received shall conclusively be deemed to have met the Acceptance Criteria. If, due to circumstances beyond its control, VaxGen is unable to complete its evaluation of Product for acceptance with such 60-day period, VaxGen will immediately provide Celltrion with written notification of this fact and provide a reasonably revised date of notification, which shall thereafter be binding on the Parties.

5.3 Defective Shipments. If any Product supplied by Celltrion materially fails to meet the Acceptance Criteria or fails to have at least 2/3 of the established shelf life remaining at the time of delivery, the Parties shall meet and Celltrion shall, at VaxGen's option, either use commercially reasonable efforts to replace, at no cost for VaxGen, such defective Product as promptly as practical, or issue a refund therefor. In the event that the parties cannot mutually agree as to whether Product fails to meet the Acceptance Criteria, then the Parties shall refer the matter, to the extent of their disagreement, to the dispute resolution procedure described below.

5.4 Release Certificate. Celltrion shall provide to VaxGen with each delivery of Product a Release Certificate, a Certificate of Analysis and a Certificate of Compliance (all as more particularly specified in a Quality Assurance Agreement to be entered into between VaxGen and Celltrion within a reasonable time prior to Launch) signed by a responsible person duly authorized by Celltrion to certify the quality of the Product delivered. Such Release Certificate shall, inter alia, state that the results of the agreed upon testing procedures are in compliance with the Product Specifications as well as any additional applicable requirements of Regulatory Authorities. Without limiting the foregoing, unless expressly agreed by the Parties all Product supplied by Celltrion hereunder shall meet all release criteria established by the FDA or EMEA with respect to such Product.

5.5 Production Records. Celltrion shall maintain records related to its manufacture and handling of Product in accordance with the applicable rules and regulations applicable to the Product and conditions of its licensure (including applicable rules of the FDA, EMEA ICH and any other applicable regulatory requirements for record retention), for the longer of (i) five years after the date of manufacture of each batch of Product, and (ii) the period required by applicable law. Celltrion shall notify VaxGen of any intent to destroy or dispose of records related to the manufacture or handling of Product and allow VaxGen an opportunity to secure said records for additional storage periods in accordance with the written procedures of VaxGen or its designee. Upon VaxGen's request with no fewer than five days' prior notice, and at VaxGen's sole expense, Celltrion shell send to VaxGen copies of the relevant documents and/or permit VaxGen and/or an independent auditor selected by VaxGen to have access to such records from time to time during ordinary business hours to verify compliance by Celltrion with such rules and regulations; provided, however, that VaxGen's inspection or access shall not unreasonably interfere with Celltrion's operations. The provisions set forth in this section shall survive termination of the Agreement for the longer of (i) five years after the date of manufacture of each batch of Product, and (ii) the period required by applicable law.

ARTICLE 6 PRODUCT SHORTAGE

Celltrion shall use commercially reasonable efforts to satisfy VaxGen's orders for Product in a timely fashion. However, Celltrion shall not be liable for a failure to supply Product in the event of (but only to the extent) of Force Majeure as provided hereinbelow. Celltrion shall immediately notify VaxGen of any potential or anticipated shortfall in the manufacturing of the Product that may adversely affect the delivery of Product in accordance with VaxGen's forecast requirements and pending Supply Orders. Without limiting VaxGen's rights under Section 4.5, above, if Celltrion is unable, for any reason, to supply VaxGen the full amount of Product to which VaxGen is entitled hereunder in accordance with the delivery schedule established in a Supply Order, Celltrion shall notify VaxGen of such situation as soon as practical and shall allocate to VaxGen all available capacity at the Facility available in order to minimize the shortfall in production of the Product.

ARTICLE 7 PAYMENTS

7.1 Transfer Price. VaxGen shall pay to Celltrion, for all Product supplied hereunder, a transfer price (the "Purchase Price") equal to the lesser of:
     (i) [*](1) percent of Celltrion's  Fully  Burdened  Manufacturing  Cost, or
     (ii) the "prevailing market rate" for the contract manufacture of recombinant products comparable in complexity to AIDSVAX, manufactured in comparable quantities and on a delivery schedule and other terms and conditions comparable to those set forth herein, calculated as a function of the Fully Burdened Manufacturing Cost of such comparable products. On or before November 1 of each calendar year during the term of the Agreement following the date of Launch, the Parties shall in good faith, for the purposes of deciding the "prevailing market rate", approach no fewer than three pharmaceutical contract manufacturers throughout the world who are not Affiliates of Genentech or VaxGen and who are qualified to manufacture AIDSVAX and who have available capacity sufficient to supply the projected requirements of VaxGen hereunder for the forthcoming calendar year. Notwithstanding anything to the contrary, prices charged by Celltrion to its customers for products other than AIDSVAX or any introductory product can be used as one of the aforementioned three prices. As a result of such survey, or an equivalent survey conducted by a third party acceptable to the Parties, the Parties shall agree upon the then-prevailing market rate for such manufacture which, if less than [*](1) percent of Celltrion's Fully Burdened Manufacturing Cost, shall be deemed to be the Purchase Price for the forthcoming calendar year. If the Parties are unable to agree upon such prevailing rate on or before December 15 of an annual review cycle, the matter shall be referred to resolution by arbitration as provided in
     Section 18.4, below. In such case, the transfer price shall be [*](1) percent of Celltrion's Fully Burdened Manufacturing Cost until final resolution by arbitration, which shall be adjusted after resolution by arbitration.

7.2 Payment. Celltrion shall invoice VaxGen for the Purchase Price of each shipment of Product upon delivery of the same as specified herein, which invoice shall include information sufficient to verify Celltrion's calculation of the Fully Burdened Cost of Manufacture on which such invoice is based. VaxGen shall pay to Celltrion the amount due within 45 days of the date of the corresponding invoice. Payments shall be remitted by wire transfer in the invoiced currency to a bank account to be designated in writing from time to time by Celltrion. The currency of such invoice shall be Korean Won. At an appropriate time, the board of directors of Celltrion, in consultation with VaxGen, shall establish appropriate accounting procedures to track and document the Fully Burdened Cost of Manufacture on a batch-by-batch or shipment-by-shipment basis. In calculating the Fully Burdened Manufacturing Cost on a batch-by-batch or shipment-by-shipment basis, up to and including ten percent (10%) of the failure rate shall be taken into account so that the costs of such failure shall be included in the Fully Burdened Manufacturing Cost. Any failure rate up to and including ten percent (10%) shall be treated as ten percent (10%) for the purposes of the Fully Burdened Manufacturing Cost. In the event that the failure rate exceeds ten percent (10%) but is less than twenty-five percent (25%), the costs associated with failed production in excess of ten percent 10% shall be borne by Celltrion and VaxGen. In the event the failure rate is twenty-five percent (25%) or more, the Parties shall consult in good faith as to how the failure rate can be lowered.

7.3 Take or Pay. On or before January 30 of each calendar year commencing in the calendar year following the year in which Launch occurred, VaxGen shall notify Celltrion of the total number of Units of Product ordered by VaxGen during the preceding calendar year (the "Total Annual Orders" for the year in question). Such total shall not be reduced by the amount, if any, of defective Product supplied by Celltrion or other Product ordered by VaxGen but not delivered for any reason other than fault on the part of VaxGen. If Celltrion does not object to the Total Annual Orders calculated by VaxGen within 15 days after receipt thereof from VaxGen, such number shall be conclusively deemed to be correct. If Celltrion does so object, the objection shall be subject to dispute resolution as provided hereinbelow; provided, however, that the figure provided by VaxGen shall be binding on the Parties absent mutual agreement or a contrary finding as a result of resort to the dispute resolution procedures provided hereinbelow. Until such time as the exact Total Annual Orders is resolved by arbitration, the figure provided by VaxGen shall be considered as the tentative Total Annual Orders for calculation of payment by VaxGen to Celltrion.

     If the Total Annual Orders for any calendar year total less than 87 million Units of Product (pro rated for partial calendar years), then within 15 days after notification of Celltrion pursuant to this Section 7.3, VaxGen shall pay to Celltrion an amount calculated according to the formula:

                              X = ((A-B) x (Q)) + Z

     wherein X is the amount due to Celltrion denominated in Korean Won, A is 87 million Units of Product, B is

(1) [*] denotes confidential treatment requested. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     the Total Annual Orders for the calendar year at issue denominated in Units of Product, Q is the Average Gross Profit for Product during the preceding calendar year and Z represents the total unreimbursed fixed costs of the Facility directly attributable to the amount of Product calculated by the formula (A-B)x(Q). If no production of Product occurred at the Facility during the preceding calendar year, then Q shall be deemed to be 30 percent of the Purchase Price of the most recent batch of Product supplied from the Facility as provided hereinabove.

ARTICLE 8 IMPROVEMENTS

8.1 Product Improvements. All improvements or modifications made by Celltrion to the Product or to the process used by Celltrion for the manufacture of the Product in accordance with the Product Specifications (including, without limitation, all intellectual property reflecting or claiming any such improvements or modifications) shall be promptly disclosed by Celltrion to VaxGen. All such improvements and modifications and related intellectual property shall be sole property of Celltrion, subject only to the royalty-free right of VaxGen to practice such improvements for the manufacture of the Product as contemplated herein.

8.2 Incentive Sharing. Any savings in the Fully Burdened Manufacturing Cost achieved as a result of process improvements or modifications made solely by Celltrion shall be shared by Celltrion and VaxGen at the rate of 80:20, respectively, during the first full year after the improvement is realized and 50:50 thereafter.

ARTICLE 9 CHANGES TO THE PRODUCT

9.1 Required by Celltrion for Regulatory Purposes. VaxGen will promptly notify Celltrion of any modifications to the Product Specifications or to the Product required for regulatory compliance, including any changes to regulations that could affect the production of the Product by Celltrion. Such notice shall be accompanied with a brief description of the corresponding regulation. Celltrion shall use its best efforts, subject to the terms and conditions of this Section 9.1 to timely and efficiently make such modifications as may be required by such changes, in consultation with VaxGen and upon receipt of VaxGen's written approval.

9.2 Modification for Non-Regulatory Purposes. Any discretionary modification to the Product Specifications, products, facilities, equipment or process at the Facility requested by VaxGen or Celltrion shall be discussed in good faith between the Parties. The Parties shall negotiate in good faith the consequences and implementation of any such modifications including, without limitation, the regulatory strategies, financial conditions and the time schedule for the work to be performed.

ARTICLE 10 COORDINATION

Each Party shall appoint an employee in charge of day-to-day communications between the parties regarding the subject matter of the Agreement (the "Liaison Person"). Either Party may change its Liaison Person at any time and from time to time on notice to the other Party. Each Liaison Person will be responsible for, among other things, receiving and submitting forecasts and adjustments thereto and receiving and submitting requests for information or assistance and addressing complaints relating to the quality of the Product; provided, however, that neither Liaison Person is authorized to amend or modify the Agreement in any manner or to waive any rights contained herein.

ART1CLE 11 QUALITY DISPUTES

11.1 Product Quality Disputes. If VaxGen rejects any Product and if the Parties have not agreed mutually on a remedy as per Section 5.3 of the Agreement, the Parties, through a Coordinating Committee to be formed by the Parties (the "Coordinating Committee") shall timely consult with each other and attempt to resolve the discrepancies in good faith.

     If the Parties cannot resolve the discrepancies in a timely manner through the Coordinating Committee after notification thereof to Celltrion, they shall promptly nominate an independent expert or laboratory, mutually agreed upon by the Parties, which shall carry out an investigation with respect to such Product as may be jointly agreed upon by VaxGen and Celltrion and at the Parties' joint expense. The results obtained by said laboratory or expert shall be binding on the Parties for purposes of the Agreement.

     If the results conclude that the Product conformed to the Acceptance Criteria, VaxGen will reimburse Celltrion for its share of the amounts paid to the expert laboratory for such investigation. If the results conclude that the Product does not conform to the Acceptance Criteria, Celltrion shall reimburse VaxGen for its share of amounts paid to the expert or laboratory.

     Until such time as the expert or laboratory determines whether the Product conforms to the Acceptance Criteria, VaxGen may withhold payment to Celltrion of any amounts due in respect of the subject Supply Orders. In the event that the subject Product is determined to be conforming, Celltrion shall be entitled to prompt payment of all amounts due, plus interest thereon accrued at a rate of LIBOR plus two percent.

11.2 Remedy for Non-Conforming Product. If VaxGen rejects any Product and if it is determined by the expert or laboratory identified pursuant to Section 11.1, above, that such Product did not or would not conform to the Acceptance Criteria, Celltrion shall, at VaxGen's option, reimburse VaxGen the amount paid by VaxGen for the rejected Product plus interest thereon accrued at a rate of LIBOR plus two percent or produced replacement Product on a mutually agreed schedule.

ARTICLE 12 DECLARATION

12.1 Regulatory Assistance. The Parties shall use their respective commercially reasonable efforts to address and resolve regulatory issues relating to the Product and to the manufacturing processes, facilities and equipment used at the Facility with respect to the Product. Without limiting the foregoing, Celltrion shall provide VaxGen, upon reasonable notice, and at no cost, all necessary and available data relating to the Product in order to obtain regulatory approvals to develop and commercialize Vaccine. Celltrion agrees that: (a) it may be required to pass a pre-approval inspection by one or more Regulatory Authorities prior to VaxGen obtaining Marketing License for the Product by such authorities, (b) it has reviewed, understands and shall comply with all applicable laws, regulations and other requirements of the Regulatory Authorities in manufacturing, processing and packaging Product, and (c) it shall provide VaxGen with copies of all notices it receives from Regulatory Authorities that could affect the Vaccine or Celltrion's ability to manufacture the Product in the Facility. Celltrion shall provide any manufacturing, quality control or quality assurance data and other information relating to obtaining all approvals from all Regulatory Authorities to commercially market and sell Vaccine (including without limitation, any other information as may be useful or required in VaxGen's reasonable opinion or upon request of a Regulatory Authority) for regulatory approval of Vaccine to the public.

12.2 Regulatory Files. Genentech or VaxGen or its licensee will be the holder of the AIDSVAX product License in the United States and other countries. The submission and amendment of the License Application(s) in each jurisdiction is the sole responsibility of the holder. Celltrion shall be responsible for providing to VaxGen all relevant documentation and information pertaining to the Product produced at the Facility and to the Facility, processes and equipment used, so as to enable VaxGen to submit License Applications or amendments thereto. In addition, Celltrion shall be responsible for providing ongoing support by providing any additional information and documentation related to the Product or Facility requested by the FDA or other regulatory authorities, all at VaxGen's expense.

12.3 Survival.   The  provisions  set  forth  in  this  article  shall  survival termination of the Agreement for a period of five years.

ARTICLE 13 INSPECTION

From time to time, upon at least seven days' prior notice and during normal business hours, VaxGen may inspect the Celltrion Facilities used in the manufacture and storage of the Product supplied hereunder; provided, however, that such inspection or access shall not unreasonably interfere with Celltrion's operations. In the event of an inspection by a Regulatory Authority of a jurisdiction in which VaxGen or its licensee has filed a Product License Application, up to two VaxGen representatives shall be allowed to be in attendance at all aspects of such inspection. In the event of an inspection by a Regulatory Authority, the Regulatory Authority's representative(s) shall be permitted to enter the Facility under the same conditions as described above. However, the notice period in such case shall be reduced to such time as may be requested by Regulatory Authorities.

Celltrion undertakes to adopt and enforce safety procedures for the manufacturing of the Product by Celltrion and handling and disposal of waste relating to the Product that comply with environmental. safety and health requirements. Such responsibilities shall include the proper disposal of waste in an appropriate manner consistent with the nature of the waste and at a permitted waste disposal facility.

ARTICLE 14 WARRANTIES AND INDEMNITIES

14.1 Celltrion Warranties. Celltrion warrants that all Product delivered to VaxGen shall have been manufactured in compliance with Good Manufacturing Practices, in a cGMP-compliant facility and in compliance any applicable regulations relating to the manufacturing and supply of the Product as a bulk drug substance for producing Vaccine according to applicable rules and regulations and regulatory guideline for each stage of production. All Product supplied to VaxGen hereunder shall have been manufactured, packaged, labeled, stored and shipped in compliance with the Product Specifications and Shipping Specifications.

14.2 Indemnification by Celltrion. Celltrion shall indemnify, defend and hold harmless VaxGen and its Affiliates, as well as the officers, directors,
     employees,   agents  and  representatives  of  VaxGen  and  its  respective
     Affiliates, from and against any and all losses, damages, costs and expenses, including reasonable attorneys' fees (collectively, "Losses") arising out of or in connection with the manufacture of Product hereunder, except to the extent of Losses caused by the negligence or intentional misconduct of VaxGen.

14.3 Indemnification by VaxGen. VaxGen shall indemnify, defend and hold harmless Celltrion and its Affiliates, as well as the officers, directors, employees, agents and representatives of Celltrion and its respective
     Affiliates, from and against any and all losses, damages, costs and expenses, including reasonable attorneys' fees (collectively, "Losses") arising out of or in connection with the Agreement or the use or sale of Product hereunder, except to the extent of Losses caused by the negligence or intentional misconduct of Celltrion.

14.4 Indemnification Procedures. In the event of any claim being made against a Party for which the other Party has agreed to indemnify under the Agreement, the indemnified Party shall be promptly notified thereof and may at its own expense conduct all negotiations for the settlement of the same and any litigation that may arise therefrom. If the right to assume and control the defense is exercised, the indemnified Party shall have the right to participate in, but not control, such defense at its own expense and the indemnifying Party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred by the indemnified Party after the assumption of the defense by the indemnifying Party. If the indemnifying Party does not assume the defense of the Claim, the indemnified Party may defend the Claim; provided, that, the indemnified Party will not settle or compromise the Claim without consent of the indemnifying Party, which consent will not be unreasonably withheld. The Parties shall cooperate with respect to any claim subject to a claim of indemnification and the indemnified Party will make available to the indemnifying Party all pertinent information under the control of the former for use in the defense against any such claim.

14.5 Consequential Damages and Lost Profits Excluded. Notwithstanding anything to the contrary contained herein, neither Party shall be required to indemnity the other Party for lost profits or consequential damages. Celltrion and VaxGen each hereby expressly waive any claim for consequential damages or lost profits.

14.6 Disclaimer of Warranties. Except as expressly provided herein, each Party disclaims any warranties, express or implied, with respect to AIDSVAX or Product including, without limitation, any warranty that AIDSVAX is approvable or will be approved by Regulatory Authorities in any jurisdiction.

ARTICLE 15 SUPERIORITY

No provision on VaxGen purchase order form or on Celltrion general conditions of sale or invoice which may purport to impose different conditions upon VaxGen or Celltrion shall modify or otherwise alter the terms of the Agreement.

ARTICLE 16 CONFIDENTIALITY

16.1 Confidentiality. In the course of performance of the Agreement, one Party may disclose to the other Party or receive from the other Party information which is confidential information of the disclosing Party. In order to be considered confidential information of the disclosing Party, such information must be in writing and designated as confidential, or if disclosed orally must be confirmed in writing to the other Party as confidential within 30 days after such oral disclosure ("Confidential Information"). In addition, for the purposes of the Agreement, Confidential Information shall not include information that (in each case as evidenced by written records or other competent evidence):

     (a) was known to the receiving Party at the time of disclosure hereunder by the disclosing Party;

     (b) was generally available to the public or was otherwise part of the public domain at the time of disclosure hereunder, or became generally available to the public or otherwise part of the public domain after disclosure hereunder other than through any act or omission of the receiving Party in breach of the Agreement;

     (c) became known to the receiving Party after disclosure from a source that had a lawful right to disclose such information to others; or

     (d) was independently developed by the receiving Party without the use of any Confidential Information of the disclosing Party.

     Each Party shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party the other Party's Confidential Information for a period of five years from the date of disclosure hereunder, except as otherwise permitted by the Agreement or with the other Party's prior consent.

16.2 Disclosures. Notwithstanding Section 16.1, each Party may disclose Confidential Information of the other Party during any official proceeding before a court or governmental agency, as a part of a patent application filed on inventions made under the Agreement, or as necessary in order lawfully to manufacture Licensed Products as contemplated herein, provided that the Party whose Confidential Information is included in such application shall have the opportunity to review such proposed disclosure at least 30 days prior to the date of such filing and does not object in writing to such proposed disclosure.

ARTICLE 17 TERM AND TERMINATION

17.1 Term. The Agreement shall take effect as of the Effective Date and, unless sooner terminated as provided herein, shall terminate as provided in
     Section 4.3, above.

17.2 Termination.

     (a) Either party hereto may terminate the Agreement by written notice to the other party upon a material breach of the Agreement by such other Party; provided that such other Party has failed to cure or demonstrate the nonexistence of such breach within 60 days of receipt of a written notice and demand to cure such breach.

     (b) VaxGen, in its sole discretion, may terminate the Agreement upon no less than 30 days' prior written notice in the event that VaxGen decides to indefinitely discontinue the Commercialization of the Vaccine; provided that VaxGen shall remain obligated to make payment for all supplies for which it has previously submitted a Supply Order at the time of termination and which are in the process of manufacturing furnished in accordance with the Agreement.

17.3 Effect of Expiration or Early Termination.

     (a) In General. Upon expiration or early termination of the Agreement for any reason: (i) neither Party shall be relieved of any obligation which accrued prior to the effective date of such expiration or early termination, including, without limitation, VaxGen's obligation to make payments as described herein; (ii) each Party shall return to the other Party any and all confidential information originally disclosed by the other Party, provided that the receiving Party may retain an archival copy of such confidential information in its legal department, and (iii) in the case of early termination, each Party shall retain any and all rights or remedies such Party may have in law or in equity, provided that neither Party may claim compensation for lost opportunity or consequential damages arising out of the fact of such early termination

     (b) Survival. Without in any way limiting the generality of the foregoing, the following provisions shall survive the expiration or early termination of the Agreement: Sections 5.3, 5.5, 7.2, 11.1, 11.2, 13, 14.2, 14.3, 14.4, 14.5, 16.1, 16.2, 18.3 and 18.4.

ARTICLE 18 MISCELLANEOUS

18.1 Provisions Contrary to Law. Nothing in the Agreement shall be construed so as to require the violation of any applicable law, and wherever there is any conflict between any provision of the Agreement and any applicable law the law shall prevail, but in such event the affected provision of the Agreement shall be affected only to the extent necessary to bring it within the applicable law. In the event the terms of the Agreement are materially altered as a result of the foregoing provisions of this Section 18.1, the Parties shall renegotiate in good faith the terms of the Agreement to resolve any inequities.

18.2 Force Majeure. Neither party to the Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including, without limitation, acts of gods, acts of war, civil unrest or intervention of any governmental authority, or inability to obtain raw materials, but any such delay or failure shall be remedied by such Party as soon as is reasonably possible. The Party to which an event of Force Majeure occurs shall inform the other Party promptly thereof and shall give its best estimate as to the expected time period during which such Force Majeure will prevail and to resume performance hereunder with all possible speed. To the extent that an event of Force Majeure continues for a period in. excess of six months, the Parties agree to negotiate in good faith either
     (i) to resolve the event of Force Majeure, if possible, (ii) to extend the time period to resolve, eliminate or overcome such event or (iii) to terminate the Agreement.

18.3 Notices. Any notice required or permitted to be given by the Agreement shall be in writing and shah be delivered by hand or overnight courier or mailed postage prepaid by first class, registered or certified mall addressed as set forth below unless changed by notice so given:

         if to VaxGen:              VaxGen, Inc.
                                    1000 Marina Boulevard
                                    Brisbane, CA 94005-1841
                                    Attn: Dr. Lance K. Gordon, CEO

         if to Celltrion:           Celltrion, Inc..
                                    Hanmi Bank Building, 13th Floor
                                    1127, Guwol-Dong, Namdong-Gu
                                    Incheon City, 405-220, Korea
                                    Attn: Mr. James P. Panek

     Any such notice shall be deemed delivered on the date received.

18.4 Governing Law and Dispute Resolution. The Agreement is construed and shall be governed by, interpreted and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles. Any dispute arising out of or in connection with the Agreement shall be resolved by the parties in the following manner:

     (a) Either Party may initiate resolution of such controversy by providing to the other parties a brief and concise statement of the initiating Party's claims, together with relevant facts supporting them, and referring to this Section 18.4, for a period of 30 days from the date of such statement, or such longer period as the parties may agree in writing, the Parties shall make good faith efforts to settle the dispute. Such efforts shall include, without limitation, full presentation of the Parties' respective positions before the respective Presidents (or equivalent position) of their respective companies. Any Party may in its sole discretion elect to be assisted by counsel in such presentation.

     (b) In the event the Parties are unable to reach accord using the procedures specified in paragraph (a) above, then any and all disputes shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, in English. The arbitration shall be conducted in English by one or more arbitrators appointed in accordance with the said rules. Arbitration proceedings shall be in San Francisco, California if initiated by Celltrion and in Seoul, Korea if initiated by VaxGen. The arbitration shall be final and binding upon the parties.

18.5 Assignment. Neither Party may assign its rights or obligations under the Agreement to any unaffiliated entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that either Party may assign all or a portion of its rights and obligations hereunder to an Affiliate or in connection with merger or acquisition or the sale of all or substantially all of the assets to which the Agreement relates. Subject to the foregoing, the Agreement shall inure to the benefit of and be binding on the Parties' permitted successors and assigns.

18.6 Entire Agreement; Modification. The Agreement constitutes the entire agreement between the Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by the Agreement. No patent or other licenses, express or implied, are granted. Any modification to the Agreement must be in writing signed by both Parties and approved by the board of directors of Celltrion.

18.7 Counterparts. The Agreement may be executed in counterparts.

18.8 No Joint Venture or Partnership. The parties hereto are independent contractors and not joint venturers or partners with respect to the subject matter herein. Neither Party shall have the right to bind the other Party to any obligation.

IN WITNESS WHEREOF, the Parties have duly executed the Agreement as of the date set forth above.

VAXGEN, INC.                         CELLTRION, INC.


By:______________________________    By:_________________________________
Name: Dr. Lance K. Gordon            Name: Mr. Jung-Jin Seo
Title: Chief Executive Officer       Title: Co-Representative Director
                                     CELLTRION, INC.


                                     By: ________________________________
                                     Name: Mr. James P. Panek
                                     Title: Co-Representative Director

                                    Exhibit A

Technical Description of AIDSVAX(TM) "Product"

Recombinant gp120 (rgp120) is the recombinant form of an envelope glycoprotein of human immunodeficiency virus 1 (HIV-1). The rgp120 glycoprotein has an apparent molecular mass of approximately 120,000 daltons. Approximately 50% of the molecular mass is accounted for by extensive glycosylation of the protein. The rgp120 glycoproteins used in the production of AIDSVAX(TM) are highly purified mixtures produced by recombinant DNA technology using a Chinese Hamster Ovary (CHO) cell line. The CHO cell-secreted rgp120 sequences are recovered from the harvested cell culture fluid and purified according to standard techniques, including immunoaffinity chromatography.

The CHO cells express the sequences of MN rgp120, GNE8 rgp120 or A244 rgp120. MN rgp120 is a 502 amino acid derivative of the envelope glycoprotein gp120 found in the MN (Subtype B) isolate of HIV-1. GNE8 rgp120 is a 485 amino acid derivative of the gp120 found in the GNE8 (Subtype B) isolate of HIV-1. A244 rgp120 is a 503 amino acid derivative of the gp120 found in the A244 (Subtype E) isolate of HIV-1. The molecules bind to CD4 with high affinity and are heavily glycosylated. Analysis of the sequence data demonstrated the predicted amino acid sequence of GNE8 differed by 15% from MN and A244 differed by 30% from MN. Each lot of product must comply with FDA and VaxGen specifications for sterility, identity, purity, potency and safety.